Free Writing Prospectus

VanEck Merk Gold Trust

2023-10-16-gold-audit

0001546652

Pursuant to 433/164

333-238022

Bureau Veritas Reference: 23007111 16 th October 2023 Bureau Veritas Commodities UK Ltd 2 Perry Road Witham T: +44 (0) 1376 536800 E: CTDMMOpsUK@bureauveritas.com www.bureauveritas.com Registered in England 04966988 VAT no. GB 725 4402 54 Bureau Veritas Registered Office Suite 206, Fort Dunlop Fort Parkway REPORT OF CLIENT TRUST MATERIAL ACCOUNT NUMBER CUSTODIAN AND LOCATION AUDIT REFERENCE DATE AUDIT COMMENCED AUDIT COMPLETED : AUDIT : Merk Investments LLC : VanEck Merk Gold Trust : Gold Bars : 4249 : JP Morgan Chase Bank, N.A., London : 13 th October 2023 : 16 th October 2023 : 16 th October 2023 This is to certify that in connection with the above consignment, we have represented the client, following the agreed procedures, and report the following: Summary: The table below sets out the results for the Audit of Gold bullion, at the above named custodian’s location, as at the close of business 13 th October 2023. CM8 3TU UK Birmingham B24 9FD All services are rendered in accordance with Bureau Veritas Commodities Division General Conditions of Service, available on request or at https://commodities.bureauveritas.com/general - conditions - service Fine weight Number of Bars Tr.oz 370,862.513 931 ADVISED Tr.oz 370,862.513 931 FOUND Tr.oz 0.000 0 VARIANCE All bars were deemed to be London Good Delivery Large Gold Bars, said to be purity 99.50% minimum, up to and including 99.99%. Audit Procedure: 1. Reconciled the total weight of metal bullion as recorded by the Client to the Custodians records as at the same date. 2. Visually audited each bar for the bar number, year, refiner brand and purity. 3. Verified that the number of bars for each individual batch or pallet matched the records supplied by the Custodian and Client. 4. Compared the records of the Custodian against those provided by the Client and verified that the bullion bars are held in the name of the applicable account.

Bureau Veritas Commodities UK Ltd 2 Perry Road Witham T: +44 (0) 1376 536800 E: CTDMMOpsUK@bureauveritas.com www.bureauveritas.com Registered in England 04966988 VAT no. GB 725 4402 54 Bureau Veritas Registered Office Suite 206, Fort Dunlop Fort Parkway Bureau Veritas Reference: 23007111 16 th October 2023 5. Check weighed a random selection of bullion bars, equating to approximately 2.5 percent of the bar list, in accordance with Good Delivery Rules. 6. Reconciled the weights reported, as per the paperwork supplied by the Custodian and the Client. 7. Reconciled the physical movement of bars, which occurred during the inspection period, and the completion date of the audit. 8. Reported any non - conformity discovered by the above procedures, back to the Client. Non - Conformities: There were no physical non - conformities identified during the audit. There were no administrative non - conformities identified during the audit. Weighing: JP Morgan Chase Bank, N.A., London provided the scales used for audit. The calibration date below is the external calibration date. The scales were calibrated with standard weights prior to weighing. Scales used: Manufacturer: Sartorius Model Number: GBB14202S Serial Number: 26003312 Calibration date: 5 th September 2023 Weighing units & increments: 450 x 0.001 Tr.oz The audit was carried out to the best of our knowledge and this report reflects our findings as at time and place for audit only. For and on behalf of, BUREAU VERITAS COMMODITIES UK LTD Kim Whybrow CM8 3TU UK Birmingham B24 9FD All services are rendered in accordance with Bureau Veritas Commodities Division General Conditions of Service, available on request or at https://commodities.bureauveritas.com/general - conditions - service